================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934


                             Chittenden Corporation
             ------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $1.00 per share
             ------------------------------------------------------
                         (Title of Class of Securities)


                                   170228100
             ------------------------------------------------------
                                 (CUSIP Number)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                               Page 1 of 14 Pages

CUSIP No. 170228100                                           Page 2 of 14 Pages

--------------------------------------------------------------------------------
(1)    NAMES OF REPORTING PERSONS

       John G. Ogilvie

       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                             (a)  | |
                                                             (b)  |X|
--------------------------------------------------------------------------------
(3)    SEC USE ONLY


--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION:

       USA
--------------------------------------------------------------------------------
                          (5)    SOLE VOTING POWER:
                                 15,066 shares
                          ------------------------------------------------------
    NUMBER OF SHARES      (6)    SHARED VOTING POWER:
   BENEFICIALLY OWNED            0
         BY EACH          ------------------------------------------------------
    REPORTING PERSON      (7)    SOLE DISPOSITIVE POWER:
          WITH:                  15,066 shares
                          ------------------------------------------------------
                          (8)    SHARED DISPOSITIVE POWER:
                                 0
--------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

       15,066
--------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                             | |
       Not Applicable
--------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

       0.1%
--------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON:

       IN
--------------------------------------------------------------------------------

CUSIP No. 170228100                                           Page 3 of 14 Pages

--------------------------------------------------------------------------------
(1)    NAMES OF REPORTING PERSONS

       Brookside Associates, Inc.

       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                             (a)  | |
                                                             (b)  |X|
--------------------------------------------------------------------------------
(3)    SEC USE ONLY


--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION:

       New York
--------------------------------------------------------------------------------
                          (5)    SOLE VOTING POWER:
                                 0
                          ------------------------------------------------------
    NUMBER OF SHARES      (6)    SHARED VOTING POWER:
   BENEFICIALLY OWNED            0
         BY EACH          ------------------------------------------------------
    REPORTING PERSON      (7)    SOLE DISPOSITIVE POWER:
          WITH:                  0
                          ------------------------------------------------------
                          (8)    SHARED DISPOSITIVE POWER:
                                 0
--------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

       0
--------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                             | |
       Not Applicable
--------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

       0.0%
--------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON:

       CO
--------------------------------------------------------------------------------

CUSIP No. 170228100                                           Page 4 of 14 Pages

--------------------------------------------------------------------------------
(1)    NAMES OF REPORTING PERSONS

       Robert G. Wilmers

       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                             (a)  | |
                                                             (b)  |X|
--------------------------------------------------------------------------------
(3)    SEC USE ONLY


--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION:

       USA
--------------------------------------------------------------------------------
                          (5)    SOLE VOTING POWER:
                                 365,722 shares
                          ------------------------------------------------------
    NUMBER OF SHARES      (6)    SHARED VOTING POWER:
   BENEFICIALLY OWNED            0
         BY EACH          ------------------------------------------------------
    REPORTING PERSON      (7)    SOLE DISPOSITIVE POWER:
          WITH:                  365,722 shares
                          ------------------------------------------------------
                          (8)    SHARED DISPOSITIVE POWER:
                                 0
--------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

       365,722
--------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                             | |
       Not Applicable
--------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

       2.5%
--------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON:

       IN
--------------------------------------------------------------------------------

CUSIP No. 170228100                                           Page 5 of 14 Pages

--------------------------------------------------------------------------------
(1)    NAMES OF REPORTING PERSONS

       Bokat, Inc.

       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                             (a)  | |
                                                             (b)  |X|
--------------------------------------------------------------------------------
(3)    SEC USE ONLY


--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION:

       Panama
--------------------------------------------------------------------------------
                          (5)    SOLE VOTING POWER:
                                 136,093 shares
                          ------------------------------------------------------
    NUMBER OF SHARES      (6)    SHARED VOTING POWER:
   BENEFICIALLY OWNED            0
         BY EACH          ------------------------------------------------------
    REPORTING PERSON      (7)    SOLE DISPOSITIVE POWER:
          WITH:                  136,093 shares
                          ------------------------------------------------------
                          (8)    SHARED DISPOSITIVE POWER:
                                 0
--------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

       136,093
--------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                             | |
       Not Applicable
--------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

       0.9%
--------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON:

       CO
--------------------------------------------------------------------------------

CUSIP No. 170228100                                           Page 6 of 14 Pages

--------------------------------------------------------------------------------
(1)    NAMES OF REPORTING PERSONS

       Fondation Rem

       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                             (a)  | |
                                                             (b)  |X|
--------------------------------------------------------------------------------
(3)    SEC USE ONLY


--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION:

       Liechtenstein
--------------------------------------------------------------------------------
                          (5)    SOLE VOTING POWER:
                                 230,625 shares
                          ------------------------------------------------------
    NUMBER OF SHARES      (6)    SHARED VOTING POWER:
   BENEFICIALLY OWNED            0
         BY EACH          ------------------------------------------------------
    REPORTING PERSON      (7)    SOLE DISPOSITIVE POWER:
          WITH:                  230,625 shares
                          ------------------------------------------------------
                          (8)    SHARED DISPOSITIVE POWER:
                                 0
--------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

       230,625
--------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
                                                                             | |
       Not Applicable
--------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

       1.6%
--------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON:

       OO
--------------------------------------------------------------------------------

CUSIP No. 170228100                                           Page 7 of 14 Pages


Item 1.     (a)-(b)   Name of Issuer; Address of Issuer's Principal Executive
                      Offices:

                      Chittenden Corporation
                      Two Burlington Square
                      Burlington, Vermont 05401

Item 2.     (a)-(c)   Name of Person Filing; Address of Principal Business
                      Office or, if None, Residence; and Citizenship:

                        John G. Ogilvie
                        1075 Park Avenue
                        New York, NY 10028
                        U.S.A.

                        Brookside Associates, Inc.
                        1075 Park Avenue
                        New York, NY 10028
                        U.S.A.

                        Robert G. Wilmers
                        800 West Ferry Street
                        Buffalo, NY 14222
                        U.S.A.

                        Bokat, Inc.
                        8 Calle Segunda
                        Panama City, Panama
                        Panama

                        Fondation Rem
                        Allgemeines Trehunternehmen
                        Postfach 34 722, FL-9490
                        Vaduz, Liechtenstein

            (d)   Title of Class of Securities:

                  Common Stock, par value $1.00 per share

            (e)   CUSIP Number: 170228100


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a) | | Broker or Dealer registered under Section 15 of the Act

            (b) | | Bank as defined in Section 3(a)(6) of the Act

            (c) | | Insurance Company as defined in Section 3(a)(19) of the
                    Act

            (d) | | Investment Company registered under Section 8 of the
                    Investment Company Act

CUSIP No. 170228100                                           Page 8 of 14 Pages

            (e) | | Investment Adviser registered under Section 203 of the
                    Investment Advisers Act of 1940

            (f) | | Employee Benefit Plan, Pension Fund which is subject to
                    the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section
                    240.13d-1(b)(1)(ii)(F)

            (g) | | Parent Holding Company, in accordance with Section
                    240.13d-1(b)(1)(ii)(G) (Note: See Item 7)

            (h) | | Group, in accordance with Section 240.13d-
                    1(b)(1)(ii)(H)

                    Not Applicable.


Item 4.     Ownership.

            (a)-(c): The aggregate number and percentage of outstanding shares beneficially owned by each Reporting Person are set forth below. Unless otherwise indicated, each Reporting Person has sole voting and dispositive power with respect to the shares listed opposite his or its name.
                                                                  Percentage of
                                                  Number of        Outstanding
                     Reporting Person            Shares Owned     Shares Owned
                     ----------------            ------------     ------------
                     John G. Ogilvie                15,066              0.1%
                     Brookside Associates, Inc.          0              0.0
                     Robert G. Wilmers             365,722              2.5
                     Bokat, Inc.                   136,093              0.9
                     Fondation Rem                 230,625              1.6
                                                   -------              ---
                        TOTAL                      747,506              5.2%
                                                   =======              ===

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

            Not Applicable.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Information with respect to each Reporting Person is set forth in
            Item 2(a)-(c) above.

CUSIP No. 170228100                                           Page 9 of 14 Pages


Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification and Signature.

CUSIP No. 170228100                                          Page 10 of 14 Pages



                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 13th day of February, 1998.

                                           John G. Ogilvie



                                           /s/ John G. Ogilvie
                                           ------------------------
                                           John G. Ogilvie

CUSIP No. 170228100                                          Page 11 of 14 Pages

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 13th day of February, 1998.
                                           Brookside Associates, Inc.


                                           /s/ John G. Ogilvie
                                           ------------------------
                                           John G. Ogilvie, President

CUSIP No. 170228100                                          Page 12 of 14 Pages

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 13th day of February, 1998.
                                           Robert G. Wilmers


                                           /s/ Robert G. Wilmers
                                           ------------------------
                                           Robert G. Wilmers

CUSIP No. 170228100                                          Page 13 of 14 Pages

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 13th day of February, 1998.
                                           Bokat, Inc.


                                           /s/ Rene Merkt
                                           ------------------------
                                           Rene Merkt, President

CUSIP No. 170228100                                          Page 14 of 14 Pages

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 13th day of February, 1998.
                                           Fondation Rem


                                           /s/ Rene Merkt
                                           ------------------------
                                           Rene Merkt, Trustee